                          SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, DC 20549

                               -----------------------

                                     SCHEDULE 13G
                                    (Rule 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                               FILED PURSUANT TO 13d-2

                         (Amendment No. ________________)(1)

                               SPATIAL TECHNOLOGY INC.
                 ---------------------------------------------------
                                   (Name of Issuer)


                            COMMON STOCK, PAR VALUE $0.01
               --------------------------------------------------------
                            (Title of Class of Securities)


                                      847246105
            -------------------------------------------------------------
                                    (CUSIP Number)


                                  December 23, 1998
         -------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              / /  Rule 13d-1(b)

                              /X/  Rule 13d-1(c)

                              / /  Rule 13d-1(d)


----------------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------------                         ------------------------------
 CUSIP No. 847246105                  13G             Page 2 of 5 Pages
-------------------------                         ------------------------------

--------------------------------------------------------------------------------
 1.    NAME OF REPORTING PERSON
       IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       PROSTEP PRODUKTDATEN TECHNOLOGIE GMBH
       NONE

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
 3.    SEC USE ONLY

--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            GERMANY
--------------------------------------------------------------------------------
 Number of Shares  5.           SOLE VOTING POWER       665,000
 Beneficially
 Owned By Each
 Reporting Person
 With
                  --------------------------------------------------------------
                   6.           SHARED VOTING POWER     NIL
                  --------------------------------------------------------------
                   7.           SOLE DISPOSTIVE POWER   665,000
                  --------------------------------------------------------------
                   8.           SHARED DISPOSITIVE      NIL
                                POWER
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            665,000
--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                          / /
--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            7.2%
--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON*
            00
--------------------------------------------------------------------------------



                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                                 Page 3 of 5

ITEM 1(a).     NAME OF ISSUER

               Spatial Technology Inc.

ITEM 1(b).     ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

               2425 55th Street, Suite 100
               Boulder, Colorado 80301

ITEM 2(a).     NAME OF PERSONS FILING

               ProSTEP Produktdaten Technologie GmbH

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE
               Julius Reiber Strasse 15
               D-64293 Darmstadt
               Germany


ITEM 2(c).     CITIZENSHIP

               Germany


ITEM 2(d).     TITLE OF CLASS OF SECURITIES

               Common Stock, par value $0.01.

ITEM 2(e).     CUSIP NUMBER

               847246105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR 2(c), CHECK WHETHER THE PERSON FILING IS A

               N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.  /X/


ITEM 4.  OWNERSHIP

          (a) Amount Beneficially Owned: 655,000 shares of Common Stock
          (b) Percent of Class: 7.2%
          (c) Number of shares as to which such person has:
             (i) sole power to vote or to direct the vote: 655,000
             (ii) shared power to vote or to direct the vote: 0
             (iii) sole power to dispose or to direct the disposition of:
                    655,000
             (iv) shared power to dispose or to direct the disposition of: 0
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                                                                 Page 4 of 5


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          N.A.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N.A.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N.A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          N.A.

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                                 Page 5 of 5

                                      SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: December 29, 1998


                                   ProSTEP Produktdaten Technologie GmbH


                                   /s/ B. Paetzold
                                   -----------------------------------
                                   By:  Bernd Paetzold
                                   Its:   President



                                   /s/ R. Betz
                                   -----------------------------------
                                   By:  Reinhard Betz
                                   Its:  Vice President, Chief Financial Officer